SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

CA, Inc.

(Exact name of registrant as specified in its charter)

Delaware	13-2857434
(State of incorporation or organization)	(IRS Employer Identification No.)

520 Madison Avenue, New York, New York	10022
(Address of principal executive offices)	(Zip Code)

If this form relates to the registration of a Class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates:
(if applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Stock Purchase Rights	NASDAQ Stock Market

Securities to be registered pursuant to Section 12(g) of the Act:

None.

(Title of Class)

Item 1.	Description of Registrant’s Securities to be Registered.

On November 30, 2015, the Board of Directors of CA, Inc., a Delaware corporation (the “Company”), declared a dividend of one right (a “Right”) for each outstanding share of common stock, par value $0.10 per share (“Common Stock”), of the Company held of record at the close of business on December 11, 2015 (the “Record Time”), or issued thereafter and prior to the Separation Time (as defined in the Rights Agreement referred to below) and thereafter pursuant to options and convertible securities outstanding at the Separation Time. The Rights will be payable upon the certification by The NASDAQ Stock Market to the Securities and Exchange Commission that the Rights have been approved for listing and registration. The Company’s previous stockholder protection rights agreement, dated as of November 8, 2012 (the “Existing Rights Agreement”) expired on the close of business on November 30, 2015. The Rights will be issued pursuant to a Stockholder Protection Rights Agreement, dated as of November 30, 2015 (the “Rights Agreement”), between the Company and Computershare Trust Company, N.A., as Rights Agent (the “Rights Agent”). The Rights Agreement became effective immediately following the expiration of the Existing Rights Agreement on November 30, 2015.

The Rights Agreement (which includes as Exhibit A the forms of Rights Certificate and Election to Exercise and as Exhibit B the form of Certificate of Designations and Terms of the Participating Preferred Stock, Class A) is attached hereto as an exhibit and is hereby incorporated herein by reference. The description of the Rights is incorporated by reference herein to the Company’s Current Report on Form 8-K, dated December 1, 2015 and is qualified in its entirety by reference to the Rights Agreement and such exhibits thereto.

Item 2.	Exhibits.

Exhibit No.	Description

(1)	Rights Agreement between the Company and Rights Agent (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K, filed on December 1, 2015).

(2)	Forms of Rights Certificate and of Election to Exercise, included in Exhibit A to the Rights Agreement (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K, filed on December 1, 2015).

(3)	Form of Certificate of Designation and Terms of Participating Preferred Stock, Class A, included in Exhibit B to the Rights Agreement (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K, filed on December 1, 2015).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

CA, INC.

By	/s/ Lawrence M. Egan, Jr.
Name: Lawrence M. Egan, Jr.
Title: Senior Vice President, Chief Counsel, Corporate Governance and Assistant Secretary

Date: December 1, 2015

EXHIBIT INDEX

Exhibit No.	Description

(1)	Stockholder Protection Rights Agreement, dated as of November 30, 2015 (the “Rights Agreement”), between CA, Inc. and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K, filed on December 1, 2015).

(2)	Forms of Rights Certificate and of Election to Exercise, included in Exhibit A to the Rights Agreement (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K, filed on December 1, 2015).

(3)	Form of Certificate of Designation and Terms of Participating Preferred Stock, Class A, of the Company, included in Exhibit B to the Rights Agreement (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K, filed on December 1, 2015).